UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2013

Location Based Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet  Arrangement of a Registrant

On August 13, 2013 Location Based Technologies, Inc. (the “Company”) sold a Secured Convertible Promissory Note (the “Note”) to a high net worth investor (“Investor”) evidencing a loan of $1,000,000 by the Investor to the Company. The funds shall be invested in 2 tranches; the first tranche of $400,000 was invested on August 15, 2013 and the second tranche of $600,000 shall be invested on or before September 30, 2013. The Note is convertible into the Company’s common stock at $0.20 per share, bears interest at a rate of 10% per annum and has a term of 24 months. Additionally, the Investor received 3 year warrants to purchase 2,000,000 shares of our common stock at $0.20 per share.

The Note is senior secured against all of the Company’s unencumbered assets, and has a second and/or third security position against all of the Company’s encumbered assets.

Additionally, as further inducement for the Investor to make the $1,000,000 loan, the Company granted the Investor a senior secured position against all of the Company’s unencumbered assets and a second and/or third position in all of the Company’s encumbered assets, for all of the outstanding unsecured convertible Notes held by the Investor (the “Previous Notes”). The Previous Notes were issued on the following dates and for the following amounts:

1)	September 10, 2012, $400,000
2)	January 1, 2013, $200,000
3)	March 6, 2013 $200,000
4)	June 20, 2013 $100,000

The Company also received maturity date extensions on the Previous Notes, such that all Previous Notes now mature on September 30, 2015.

All other terms of the Previous Notes remain unchanged.

A copy of the Note and the Amendments to the Previous Notes are being filed herewith as Exhibits 10.1. through 10.6

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description
10.1	Secured Convertible Promissory Note
10.2	Security Purchase Agreement
10.3	Amendment to the September 10, 2012 Note
10.4	Amendment to the January 31, 2013 Note
10.5	Amendment to the March 6, 2013 Note
10.6	Amendment to the June 20, 2013 Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: August 19, 2013	By:	/s/ David Morse
David Morse
Chief Executive Officer